UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

Hard Rock Hotel Holdings, LLC
 (Exact name of registrant as specified in its charter)

Delaware	000-52992	16-1782658
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4455 Paradise Road, Las Vegas, NV	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 693-5000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 28, 2011, HRHH Gaming Junior Mezz, LLC and HRHH JV Junior Mezz, LLC (collectively, the “Second Mezzanine Subsidiaries”) received a notice of acceleration from NRFC HRH Holdings, LLC (the “Second Mezzanine Lender”) pursuant to the Amended and Restated Second Mezzanine Loan Agreement, dated as of December 24, 2009 (the “Loan Agreement”), between the Second Mezzanine Subsidiaries and the Second Mezzanine Lender, declaring all unpaid principal and accrued interest under the Loan Agreement immediately due and payable. The Second Mezzanine Subsidiaries are indirect wholly owned subsidiaries of Hard Rock Hotel Holdings, LLC (the “Company”). The Second Mezzanine Subsidiaries hold all of the membership interests of HRHH Gaming Senior Mezz, LLC and HRHH JV Senior Mezz, LLC (collectively, the “First Mezzanine Subsidiaries”). The First Mezzanine Subsidiaries hold all of the membership interests in the entities that own the Hard Rock Hotel & Casino and other related assets, including an approximately 23-acre parcel of land adjacent to the Hard Rock Hotel & Casino and the parcel of land on which the Hard Rock Cafe restaurant in Las Vegas is situated. The Second Mezzanine Lender claims that the Second Mezzanine Subsidiaries have violated certain covenants under the Loan Agreement requiring them to remain solvent, to maintain adequate levels of capital and to not engage in a transfer in violation of the Loan Agreement.

The amount due and payable under the Loan Agreement as of January 20, 2011 is approximately $96 million. The Second Mezzanine Lender has notified the Second Mezzanine Subsidiaries that on February 7, 2011 it will auction to the public the collateral pledged in connection with the Loan Agreement, including all limited liability company interests of the First Mezzanine Subsidiaries. We believe that prior to the Second Mezzanine Lender commencing with the auction, the Second Mezzanine Lender must be approved by the Nevada Gaming Commission as a beneficial owner of the equity of a registered holding company, among other requirements that must also be met. The Company is contesting the foreclosure and public auction on a variety of bases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 3, 2011	Hard Rock Hotel Holdings, LLC

	By:	/s/ RICHARD SZYMANSKI

	Name: Its:	Richard Szymanski Vice President